UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 12, 2008

GREAT SOUTHERN BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (417) 887-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments

On May 12, 2008, Great Southern Bancorp, Inc., determined to record a provision expense and related charge-off of $35 million, equal to $1.70 per share (after tax), related to a $30 million stock loan to an Arkansas-based bank holding company (ABHC) and the under-collateralized portion of other related loans, as reported in the filing of the Company’s Annual Report on Form 10-K on March 17, 2008, and the first quarter earnings release furnished under a Current Report on Form 8-K on April 17, 2008.  The charge-off resulted from the appointment of the FDIC as Receiver for ABHC’s subsidiary, ABank, by the OCC on May 9, 2008, and the closing of ABank by the FDIC that same day. As a result of these regulatory actions, the $30 million loan as well as $5 million, representing the under-collateralized portion of the other related loans, have been charged off. After this charge-off, the Company and the Bank remain “well-capitalized” as defined by the Federal banking agencies’ capital-related regulations.

Because of the timing of the actions by the regulators, and the fact that we have not yet filed the Quarterly Report on Form 10-Q for March 31, 2008, we are working with our independent public accountants to determine whether the charge-off should be reflected in the March 31, 2008 quarter or the June 30, 2008 quarter. Therefore, our Quarterly Report on Form 10-Q for March 31, 2008, will not be filed in a timely manner, but is expected to be filed within the time frames provided pursuant to Rule 12b-25.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date:	May 12, 2008	By: /s/ Joseph W. Turner Joseph W. Turner, President and Chief Executive Officer